Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS
Fourth-Quarter Adjusted Net Earnings Per Share Increased 30 Percent to $0.43
Full-Year Adjusted Net Earnings Per Share Increased 3 Percent to $2.54
CAMDEN, N.J., Sept. 2, 2011—Campbell Soup Company (NYSE: CPB) today reported its results for the fourth quarter of fiscal 2011.
Fourth-Quarter Summary
•	Sales Increased 6 Percent to $1.607 Billion; Excluding Currency, Organic Sales Increased 1 Percent

•	Strong Performances in Global Baking and Snacking, International Simple Meals and Beverages and North America Foodservice

•	U.S. Simple Meals Sales Decreased 8 Percent
     Net earnings for the quarter ended July 31, 2011, were $100 million, or $0.31 per share, compared with $113 million, or $0.33 per share, in the prior year. The current quarter’s reported net earnings included charges associated with previously announced restructuring initiatives. Excluding these charges, adjusted net earnings increased 25 percent to $141 million, and adjusted net earnings per share increased 30 percent to $0.43 in the current quarter. A detailed reconciliation of adjusted financial information to the reported information is included at the end of this news release.
     Denise Morrison, Campbell’s President and CEO, said, “Our fourth-quarter results were slightly better than expected. Our Global Baking and Snacking segment delivered strong performance with double-digit top- and bottom-line growth in the quarter. We also continued to make progress on our efforts to stabilize U.S. Simple Meals. But we have more work to do. As expected, lower promotional spending contributed to improved soup profits despite anticipated volume declines. We’re confident that rebalancing our marketing investments toward consumer-focused brand building activities and developing a more robust innovation pipeline is the right approach to restore profitable growth over time. Sales of U.S. Beverages declined slightly in the quarter, compared to 12-percent growth a year ago. Significant cost inflation and increased promotional spending depressed beverage profits in the quarter.”
     Morrison concluded, “We’re pleased to be finishing a very difficult fiscal year with some positive momentum and a new strategic direction. Fiscal 2012 will be a year of transition, as we build the foundation for a new Campbell with a renewed focus on meeting consumers’ needs. Implementing our new strategic framework will require substantial investment as we extend brand and product platforms through more consistent innovation in Simple Meals, Baked Snacks and Healthy Beverages, reinvigorate consumer marketing activities and drive international expansion in priority markets. Our team is beginning to implement these strategies, and the company is energized by this change in direction.”
Fiscal 2012 Guidance
     Campbell’s fiscal year 2011 results were slightly ahead of the guidance issued in July 2011. As a result, the company is adjusting its forecasted 2012 growth rates. Campbell now expects net sales growth to be between 0 and 2 percent, a decline in adjusted EBIT of between (9) and (7) percent and a decline in adjusted EPS of between (7) and (5) percent from the adjusted base of $2.54. These growth rates maintain planned fiscal 2012 levels of spending on innovation and brand building. The rates also exclude the impact in fiscal 2012 of the previously announced restructuring program.
New Reportable Segments
     Beginning with the fourth quarter of fiscal 2011, Campbell will report the results of its operations in the following five reportable segments: U.S. Simple Meals, U.S. Beverages, Global Baking and Snacking, International Simple Meals and Beverages and North America Foodservice. Previously, U.S. Simple Meals and U.S. Beverages were combined and reported as U.S. Soup, Sauces and Beverages. Additionally, the Baking and Snacking segment has been renamed as Global Baking and Snacking, and the

International Soup, Sauces and Beverages segment has been renamed as International Simple Meals and Beverages. Segment results of prior periods have been revised to conform to the current presentation.
Restructuring Program
     On June 28, 2011, Campbell announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the company, as well as its plans to close its Moscow office and exit the Russian market. In the fourth quarter, Campbell recorded pre-tax restructuring costs of $63 million, $41 million after-tax or $0.12 per share, related to these initiatives.
Fourth-Quarter Results
     For the fourth quarter, sales increased 6 percent to $1.607 billion. The increase in sales for the quarter reflected the following factors:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 2 percent

▪	Decreased promotional spending added 1 percent

▪	Currency added 5 percent
Fourth-Quarter Financial Details
▪	Gross margin was 39.8 percent compared with 40.4 percent a year ago. The decline in gross margin percentage was primarily due to cost inflation and unfavorable mix, partly offset by productivity improvements, higher selling prices and reduced promotional spending.

▪	Marketing and selling expenses decreased 11 percent to $196 million compared with $221 million in the prior year, primarily due to lower advertising expenditures.

▪	Administrative expenses increased $3 million to $170 million, primarily due to the impact of currency.

▪	Earnings before interest and taxes (EBIT) were $169 million compared with $187 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT in the current quarter was $232 million. Adjusted EBIT increased 24 percent primarily due to earnings gains in International Simple Meals and Beverages, North America Foodservice and Global Baking and Snacking, and the favorable impact of currency.
▪	Adjusted net earnings per share were $0.43 in the current quarter compared with net earnings per share of $0.33 in the prior-year quarter, an increase of 30 percent. Earnings per share also benefited from fewer outstanding shares reflecting the impact of the company’s share repurchase programs.
Full-Year Summary
•	Sales Increased 1 Percent to $7.719 Billion

•	Global Baking and Snacking Sales Increased 9 Percent

•	U.S. Simple Meals Sales Decreased 6 Percent

•	Earnings Gains in Global Baking and Snacking, North America Foodservice and International Simple Meals and Beverages
Full-Year Results
     Net earnings for the fiscal year were $805 million, or $2.42 per share, compared with $844 million, or $2.42 per share, in the year-ago period. Excluding items impacting comparability in both periods, adjusted net earnings declined 2 percent to $846 million compared to adjusted net earnings of $862 million, and adjusted net earnings per share increased 3 percent to $2.54 in the current year versus an adjusted $2.47 per share in the prior year.
     Sales for the fiscal year were $7.719 billion, an increase of 1 percent from the prior year. The change in sales for the year reflected the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 2 percent
Full-Year Financial Details
▪	Gross margin was 40.2 percent compared with 41.0 percent a year ago. The decline in gross margin percentage was primarily due to cost inflation as well as higher plant costs, and increased promotional spending, partly offset by productivity improvements and higher selling prices.
▪	Marketing and selling expenses declined 5 percent to $1.007 billion, primarily due to lower advertising and lower selling expense, partly offset by the impact of currency.

▪	Administrative expenses increased $7 million to $612 million, primarily due to the impact of currency.

▪	EBIT was $1.279 billion compared with $1.348 billion in the prior year. Excluding items impacting comparability in both periods, adjusted EBIT declined 1 percent to $1.342 billion compared to adjusted EBIT of $1.360 billion. The decrease was primarily due to lower earnings in U.S. Simple Meals and U.S. Beverages, partly offset by gains across the balance of the portfolio and the favorable impact of currency.

▪	Cash flow from operations was $1.142 billion compared with $1.057 billion in the year-ago period. The current-year cash flow reflected the benefit of lower pension contributions and higher cash earnings, partly offset by higher working capital requirements.

▪	In fiscal 2011, Campbell repurchased 21 million shares for $728 million under its June 2008 strategic share repurchase program and its practice of buying back shares sufficient to offset those issued under incentive compensation plans. The June 2008 strategic share repurchase program was completed during the fourth quarter of fiscal 2011. In June 2011, Campbell announced that its Board of Directors authorized a new share repurchase program, with no expiration date, to purchase up to $1 billion of its outstanding shares.

Summary of Fiscal 2011 Fourth-Quarter and Full-Year Results by Segment
U.S. Simple Meals
     Sales for U.S. Simple Meals were $431 million for the fourth quarter, a decrease of 8 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 11 percent

▪	Decreased promotional spending added 3 percent
     U.S. Soup sales declined 9 percent in the quarter. Sales volumes were negatively impacted by reduced promotional spending and higher selling prices as the company continued to transition to improved price realization. Soup sales, especially condensed varieties, were also negatively impacted by unfavorable movements in customer inventory levels.
▪	Sales of “Campbell’s” condensed soups decreased 10 percent, with declines in both eating and cooking varieties.

▪	Sales of ready-to-serve soups decreased 5 percent, reflecting declines in “Select Harvest” canned soups and microwavable soups.

▪	Broth sales declined 11 percent.
     Sales of “Prego” pasta sauce declined due to continued competitive merchandising and competitive new items. Sales of “Pace” Mexican sauce declined largely due to share losses to private label.
     Operating earnings were $101 million compared with $97 million in the prior-year period. The increase in operating earnings was primarily due to lower marketing and selling expenses and an increase in gross margin percentage, partially offset by lower sales volumes.
     For the full year, U.S. Simple Meals sales decreased 6 percent to $2.751 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 5 percent

▪	Increased promotional spending subtracted 1 percent
     For the full year, U.S. soup sales declined 6 percent reflecting a 9-percent decrease in ready-to-serve soups and a 4-percent decrease in condensed soups. Sales of broth decreased 1 percent. Sales of “Prego” pasta sauce and “Pace” Mexican sauce both declined.
     Operating earnings were $657 million compared with $737 million in the year-ago period, a decrease of 11 percent. The decline in operating earnings was primarily due to lower sales and a reduced gross margin percentage partly offset by lower marketing and selling expenses.
U.S. Beverages
     Sales for U.S. Beverages were $176 million for the fourth quarter, down 1 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Price and sales allowances subtracted 1 percent

▪	Increased promotional spending subtracted 3 percent
     Beverage sales declined slightly compared to strong growth in the year-ago period in which sales increased 12 percent. Sales of “V8” vegetable juice declined due to increased competitive activity, while sales of “V8 V-Fusion” juice and “V8 Splash” juice drinks increased. Sales of “V8 V-Fusion” juice benefited from the launch of “V-Fusion + Tea,” several new flavor varieties and 8-oz. slim cans.
     Operating earnings declined 29 percent to $30 million compared with $42 million in the year-ago period. The decrease in operating earnings was primarily due to significant cost inflation, particularly ingredients and packaging costs, and increased promotional spending in response to increased competitive activity, partly offset by productivity improvements.
     For the full year, sales for U.S. Beverages were $759 million, comparable to the prior year. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Increased promotional spending subtracted 2 percent
     Sales of “V8 Splash” juice drinks and “V8 V-Fusion” juice increased, while sales of “V8” vegetable juice declined. Operating earnings were $182 million compared with $206 million in the prior year. Earnings decreased 12 percent primarily due to increased promotional spending.

Global Baking and Snacking
     Sales for Global Baking and Snacking were $559 million in the fourth quarter, an increase of 17 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent
▪	Price and sales allowances added 5 percent
▪	Increased promotional spending subtracted 1 percent
▪	Currency added 10 percent
     Further details of sales results include the following:
▪	Sales at Pepperidge Farm increased, reflecting higher selling prices and volume gains.
•	In cookies and crackers, sales increases were fueled by solid gains in “Goldfish” snack crackers, the launch of “Milano Melts” cookies and growth in “Chocolate Chunk Crispy” cookies.

•	Sales of fresh bakery products were comparable to the prior year.

•	Sales of frozen products increased, driven by gains in Garlic Toast and the launch of Artisan Stone Baked rolls.
▪	Sales at Arnott’s increased due to currency and sales gains in savory crackers, led by “Shapes,” and “Tim Tam” chocolate biscuits.
     Operating earnings rose to $92 million compared with $73 million in the prior-year period, an increase of 26 percent. The increase in operating earnings was primarily due to growth at Arnott’s and the favorable impact of currency, partially offset by a decline at Pepperidge Farm.
     For the full year, sales increased 9 percent to $2.156 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 5 percent

     Operating earnings grew 10 percent to $355 million compared with $322 million in the prior year. The increase in operating earnings was primarily due to the impact of currency and volume-driven growth at both Pepperidge Farm and Arnott’s.
International Simple Meals and Beverages
     Sales for International Simple Meals and Beverages were $316 million for the fourth quarter, an increase of 12 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 3 percent

▪	Price and sales allowances added 1 percent

▪	Decreased promotional spending added 2 percent

▪	Currency added 12 percent
     Excluding the impact of currency, higher sales in Europe and Canada were offset by declines in the Asia Pacific region and Latin America.
▪	In Europe, sales increased primarily due to the favorable impact of currency and increased sales in Belgium.
▪	In the Asia Pacific region, sales increased due to currency, partially offset by lower soup sales in Australia.
▪	In Canada, sales increased primarily due to currency and increased sales of soup.
     Operating earnings were $24 million compared with $6 million in the year-ago period. The $18-million increase in operating earnings was primarily due to gains in Canada, reduced spending in Russia and the favorable impact of currency.
     For the full year, sales increased 3 percent to $1.463 billion from $1.423 billion. A breakdown of the change in sales follows:
▪	Increased promotional spending subtracted 1 percent
▪	Currency added 4 percent
     Excluding the impact of currency, sales declines in Latin America and Canada were partly offset by gains in the Asia Pacific region.
     Operating earnings rose to $185 million compared with $161 million in the year-ago period, an increase of 15 percent. The increase in operating earnings was primarily due to growth in the Asia Pacific region, the impact of currency and reduced spending in Russia.
North America Foodservice
     Sales were $125 million for the fourth quarter, an increase of 10 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent
▪	Price and sales allowances subtracted 1 percent
▪	Decreased promotional spending added 8 percent
▪	Currency added 2 percent
     Operating earnings increased to $16 million from $3 million. The increase in operating earnings was primarily driven by reduced promotional spending and productivity improvements.
     For the full year, sales increased to $590 million from $578 million. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent
▪	Decreased promotional spending added 2 percent
▪	Currency added 1 percent
     Operating earnings increased 49 percent to $82 million compared with $55 million in the year-ago period. The increase in operating earnings was primarily driven by reduced promotional spending, productivity improvements in excess of inflation and lower administrative expenses.
Unallocated Corporate Expenses
     Unallocated corporate expenses were $31 million versus $34 million a year ago. Unallocated expenses for the full year were $119 million compared to $121 million in the prior year.
Non-GAAP Financial Information
     A detailed reconciliation of the adjusted financial information to the reported financial information is included at the end of this news release.
Conference Call
     The company will host a conference call to discuss these results on Sept. 2, 2011, at 10:00 a.m. Eastern Daylight Time. U.S. participants may access the call at 1-866-219-

5260 and non-U.S. participants at 1-703-639-1117. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A replay of the conference call will be available through midnight, Sept. 16, 2011, by dialing 1-888-266-2081 or 1-703-925-2533. The access code is 1548665.
Reportable Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell’s” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell’s” canned pasta, gravies, and beans.
     U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices, "V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott’s” biscuits in Australia and Asia Pacific.
     International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region and the retail business in Canada.
     North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 31,	August 1,
	2011	2010
Net sales	$1,607	$1,518

Costs and expenses
Cost of products sold	968	905
Marketing and selling expenses	196	221
Administrative expenses	170	167
Research and development expenses	34	35
Other expenses	7	3
Restructuring charges	63	—

Total costs and expenses	1,438	1,331

Earnings before interest and taxes	169	187
Interest, net	26	26

Earnings before taxes	143	161

Taxes on earnings	45	48

Net earnings	98	113
Net loss attributable to noncontrolling interests	2	—

Net earnings attributable to Campbell Soup Company	$100	$113

Per share — basic
Net earnings attributable to Campbell Soup Company	$.31	$.33

Dividends	$.29	$.275

Weighted average shares outstanding — basic	321	338

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$.31	$.33

Weighted average shares outstanding — assuming dilution	323	341

In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 31,	August 1,
	2011	2010
Net sales	$7,719	$7,676

Costs and expenses
Cost of products sold	4,616	4,526
Marketing and selling expenses	1,007	1,058
Administrative expenses	612	605
Research and development expenses	129	123
Other expenses	13	4
Restructuring charges	63	12

Total costs and expenses	6,440	6,328

Earnings before interest and taxes	1,279	1,348
Interest, net	111	106

Earnings before taxes	1,168	1,242

Taxes on earnings	366	398

Net earnings	802	844
Net loss attributable to noncontrolling interests	3	—

Net earnings attributable to Campbell Soup Company	$805	$844

Per share — basic
Net earnings attributable to Campbell Soup Company	$2.44	$2.44

Dividends	$1.145	$1.075

Weighted average shares outstanding — basic	326	340

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$2.42	$2.42

Weighted average shares outstanding — assuming dilution	329	343

In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 31,	August 1,	Percent
	2011	2010	Change
Sales
Contributions:
U.S. Simple Meals	$431	$467	(8%)
U.S. Beverages	176	177	(1%)
Global Baking and Snacking	559	479	17%
International Simple Meals and Beverages	316	281	12%
North America Foodservice	125	114	10%

Total sales	$1,607	$1,518	6%

Earnings
Contributions:
U.S. Simple Meals	$101	$97	4%
U.S. Beverages	30	42	(29%)
Global Baking and Snacking	92	73	26%
International Simple Meals and Beverages	24	6	300%
North America Foodservice	16	3	433%

Total operating earnings	263	221	19%
Unallocated corporate expenses	31	34
Restructuring charges	63	—

Earnings before interest and taxes	169	187	(10%)
Interest, net	26	26
Taxes on earnings	45	48

Net earnings	98	113	(13%)
Net loss attributable to noncontrolling interests	2	—

Net earnings attributable to Campbell Soup Company	$100	$113	(12%)

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$.31	$.33	(6%)

In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 31,	August 1,	Percent
	2011	2010	Change
Sales
Contributions:
U.S. Simple Meals	$2,751	$2,938	(6%)
U.S. Beverages	759	762	—%
Global Baking and Snacking	2,156	1,975	9%
International Simple Meals and Beverages	1,463	1,423	3%
North America Foodservice	590	578	2%

Total sales	$7,719	$7,676	1%

Earnings
Contributions:
U.S. Simple Meals	$657	$737	(11%)
U.S. Beverages	182	206	(12%)
Global Baking and Snacking	355	322	10%
International Simple Meals and Beverages	185	161	15%
North America Foodservice	82	55	49%

Total operating earnings	1,461	1,481	(1%)
Unallocated corporate expenses	119	121
Restructuring charges	63	12

Earnings before interest and taxes	1,279	1,348	(5%)
Interest, net	111	106
Taxes on earnings	366	398

Net earnings	802	844	(5%)
Net loss attributable to noncontrolling interests	3	—

Net earnings attributable to Campbell Soup Company	$805	$844	(5%)

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$2.42	$2.42	—%

In fiscal 2011, restructuring charges are excluded from segment operating earnings. The prior year results were modified to conform to the current presentation.
In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.

CAMPBELL SOUP COMPANY
CONSOLIDATED BALANCE SHEETS
(millions)

	July 31,	August 1,
	2011	2010
Current assets	$1,963	$1,687

Plant assets, net	2,103	2,051

Intangible assets, net	2,660	2,428

Other assets	136	110

Total assets	$6,862	$6,276

Current liabilities	$1,989	$2,065

Long-term debt	2,427	1,945

Other liabilities	1,350	1,337

Total equity	1,096	929

Total liabilities and equity	$6,862	$6,276

Total debt	$3,084	$2,780

Cash and cash equivalents	$484	$254

Reconciliation of GAAP and Non-GAAP Financial Measures
Fiscal Year Ended July 31, 2011
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
The company believes that organic net sales, which exclude the impact of currency, are a better indicator of the company’s ongoing business performance. A summary of the change in organic net sales is as follows:

	% Change versus Prior Year
	Fiscal 2011	Fiscal 2011
	Fourth Quarter	Year-to-Date
Volume and Mix	-2%	-1%
Price and Sales Allowances	2%	1%
Increased Promotional Spending	1%	-1%

Organic Growth	1%	-1%

Currency	5%	2%

Total	6%	1%

Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.
The following items impacted earnings:
(1)	In the fourth quarter of fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the fourth quarter of fiscal 2011, the company recorded pre-tax restructuring charges of $63 million ($41 million after tax or $.12 per share) related to these initiatives.

In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the third quarter of fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives.

(2)	In the third quarter of fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Fourth Quarter
(millions, except per share amounts)	July 31, 2011	Aug. 1, 2010	% Change
Earnings before interest and taxes, as reported	$169	$187
Add: Restructuring charges (1)	63	—

Adjusted Earnings before interest and taxes	$232	$187	24%

Interest, net, as reported	$26	$26

Adjusted Earnings before taxes	$206	$161

Taxes on earnings, as reported	$45	$48
Add: Tax benefit from restructuring charges (1)	22	—

Adjusted Taxes on earnings	$67	$48

Adjusted effective income tax rate	32.5%	29.8%

Net earnings attributable to Campbell Soup Company, as reported	$100	$113
Add: Net adjustment from restructuring charges (1)	41	—

Adjusted Net earnings attributable to Campbell Soup Company	$141	$113	25%

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$0.31	$0.33
Add: Net adjustment from restructuring charges (1)	0.12	—

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$0.43	$0.33	30%

	Year-to-Date
(millions, except per share amounts)	July 31, 2011	Aug. 1, 2010	% Change
Earnings before interest and taxes, as reported	$1,279	$1,348
Add: Restructuring charges (1)	63	12

Adjusted Earnings before interest and taxes	$1,342	$1,360	(1)%

Interest, net, as reported	$111	$106

Adjusted Earnings before taxes	$1,231	$1,254

Taxes on earnings, as reported	$366	$398
Add: Tax benefit from restructuring charges (1)	22	4
Deduct: Tax expense from health care legislation (2)	—	(10)

Adjusted Taxes on earnings	$388	$392

Adjusted effective income tax rate	31.5%	31.3%

Net earnings attributable to Campbell Soup Company, as reported	$805	$844
Add: Net adjustment from restructuring charges (1)	41	8
Add: Tax expense from health care legislation (2)	—	10

Adjusted Net earnings attributable to Campbell Soup Company	$846	$862	(2)%

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.42	$2.42
Add: Net adjustment from restructuring charges (1)	0.12	0.02
Add: Tax expense from health care legislation (2)	—	0.03

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.54	$2.47	3%